 Exhibit (a)(1)(vii)
June 25, 2026
ASIF Q2 2026 Tender Offer — Shareholder Q&A
1. What is ASIF and what is the Fund designed to do?
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Launched in 2022, Ares designed Ares Strategic Income Fund (“ASIF” or the “Fund”) to offer investors an income solution with downside protection,1 meant to serve as a core, long-term allocation in an investor’s portfolio.

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ASIF’s investment adviser sits within the Ares Credit Group, which we believe is one of the most experienced managers in the credit market and a leader in the direct lending space with over 90 partners with an average of over 26 years’ experience and $423 billion in AUM as of March 31, 2026.2

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Consistent with Ares’ broader U.S. Direct Lending strategy, the Fund seeks to provide shareholders with income stability, a yield premium relative to traditional public fixed income, and downside protection through market cycles.1

2. What happened in ASIF’s Q2 Tender Offer?
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Consistent with the terms described in the Fund’s tender offer filing and prospectus, ASIF conducted its scheduled quarterly tender offer for up to 5% of the Fund’s outstanding common shares as of April 30, 2026.

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The Fund received 14.4% in total repurchase requests.3

3. Why did we repurchase 5% of the Fund’s outstanding common shares?
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ASIF’s performance is driven by its focus on illiquid private credit investments. To provide access to this asset class’s attractive risk/return characteristics while offering shareholder-friendly features such as monthly subscriptions, monthly distributions and simplified tax reporting, the Fund was carefully designed with a specific liquidity framework. As such, the Fund has offered and intends to continue offering to repurchase up to 5% of common shares per quarter.4

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This framework is designed to enable ASIF to maintain sufficient capital for deployment into new opportunities. Since the first quarter, new deal activity has accelerated, with transactions pricing at wider spreads, higher upfront fees and more lender-friendly terms. We believe the current environment is increasingly supportive of select managers that have scaled and flexible capital, extensive direct origination capabilities, robust diligence processes and experienced portfolio management teams.

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Notable trends underlying the quarterly repurchases include:

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Declining new repurchase requests and continued inflows from core investor base: Repurchase requests from investors in the U.S. private wealth channel,5 the largest segment of ASIF’s investor base, represented only 2.4% of common shares outstanding. Importantly, this reflects a greater than 35% decline in new repurchase requests relative to the prior quarter.6 Notably, this segment also accounted for nearly half of second quarter inflows, underscoring the continued conviction of U.S. private wealth investors in the Fund.

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Repeat requesters represented a significant majority: Nearly two-thirds of repurchase requests were submitted by investors who had tendered in the prior quarter.

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Repurchase requests were concentrated among a small number of non-U.S. investors: Consistent with the prior quarter, repurchase requests were concentrated among a limited number of smaller, primarily non-U.S. institutions and family offices, which collectively represented less than 1% of our over 20,000 shareholders, but accounted for nearly half of second quarter requests. We believe the remaining unfulfilled repurchase requests for the second quarter of 2026 could be largely satisfied by year-end, assuming future quarterly repurchase requests remain in line with the prior quarter’s unfulfilled requests.7

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We believe that this decision is aligned with the best interests of the Fund and all of our stakeholders, including the significant majority of shareholders who remain invested as well as our lenders and bondholders.

4. Is this activity indicative of underperformance or stress in the portfolio?
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No. The tender activity is not indicative of any underperformance or stress within the ASIF portfolio:

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Through May 31, 2026, the Fund generated an annualized inception-to-date total return of 10.27% for Class I common shares,8 representing a 187 bps return premium to broadly syndicated bank loans9 over the same period and one of the highest inception-to-date returns relative to the Fund’s non-traded business development company peers.10 Despite capital market volatility and geopolitical uncertainty at the start of the year, the Fund has demonstrated resilience, delivering a 0.98% total return in May11 and a 2.94% total return over the trailing three-month period12 for Class I common shares.

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The Fund currently pays distributions for Class I common shares at an annualized rate of 9.52% based on net asset value (“NAV”)13 and the Fund’s Board of Trustees has approved distributions consistent with prior periods through September 2026, reflecting continued confidence in the portfolio’s earnings power.

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The Fund has continued to demonstrate sound and defensive credit performance, with substantially all ASIF portfolio companies performing in line with or exceeding underwriting expectations as of March 31, 2026. Key metrics reflecting the health of the portfolio as of March 31, 2026 include: 13% organic weighted average year-over-year EBITDA growth14, 2.3x weighted average interest coverage, 15 5.3x weighted average net leverage,16 40% weighted average loan-to-value (“LTV”)17 and two loans on non-accrual status,18 representing 0.5% of the portfolio at amortized cost.

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The portfolio has been constructed to prioritize downside protection.1 Key metrics that reflect the defensive nature of the Fund’s portfolio as of May 31, 2026 include:

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82% senior secured loans, 831 portfolio companies and 0.1% average position size19. The significant diversification is intentionally designed to prevent any single investment from materially impacting the Fund’s performance.20

5. What sources of liquidity will be used to fund repurchases?
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The Fund is designed to maintain sufficient liquidity to meet repurchase requests of up to 5% of common shares in any given quarterly repurchase offer.

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Furthermore, the Fund is designed to maintain a diversified base of liquidity mechanisms, as repurchases can be funded through a combination of significant capacity on the Fund’s leverage facilities, repayments from existing investments, including directly originated loans, recurring monthly inflows and a performing liquid credit sleeve. Notably, the fund has ample capacity on its leverage facilities, with approximately $5 billion of undrawn capacity across committed debt facilities as of May 31, 2026.

6. When and how do I tender more of my common shares if I choose to do so?
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As described in ASIF’s prospectus, unfulfilled repurchase requests do not carry over automatically to the next repurchase offer. Shareholders with unfulfilled repurchase requests may elect to resubmit in any future repurchase offer. The Fund intends to continue to offer to repurchase up to 5% of common shares per quarter.4

7. What is the outlook for the Fund?
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The Ares Credit platform benefits from a more than 20-year, cycle-tested track record in global direct lending, and a 0.005% average annual realized loss rate on senior investments since 2004, underscoring Ares’ disciplined approach to credit underwriting and risk management.21

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Drawing on more than two decades of experience across credit cycles, we remain confident in the Fund’s ability to deliver consistent and durable current income, a yield premium relative to public markets and downside protection across market environments.1

References to “risk mitigation,” “downside protection” or similar language are not guarantees against loss of investment capital or value.

2
As of March 31, 2026, such assets under management include funds managed by Ivy Hill Asset Management, L.P. (“IHAM”), an SEC-registered investment adviser and a wholly owned portfolio company of Ares Capital Corporation, a publicly traded BDC managed by ASIF’s investment adviser.

3
The final aggregate repurchase amount is calculated as the net asset value of the total amount of common shares tendered by shareholders, less the early repurchase deduction, as applicable.

4
Quarterly repurchases are expected but not guaranteed. The Fund’s board of trustees may amend, suspend or terminate these share repurchases in its discretion if it deems such action to be in the best interest of shareholders.

5
Defined as U.S. wirehouses, private banks, RIAs and other intermediaries.

6
Calculated as the ratio of (i) repurchase requests from U.S. private wealth investors in the second quarter that exceed unfulfilled repurchase requests from U.S. private wealth investors in the first quarter and (ii) total repurchase requests from U.S. private wealth investors in the first quarter.

7
Assumes the Fund repurchases 5% of common shares outstanding each quarter.

Inception date for Class I common shares is December 5, 2022 and August 1, 2023 for Class S common shares and Class D common shares. The Fund does not charge investors an upfront sales load with respect to Class I common shares, Class D common shares or Class S common shares. However, if you buy Class I common shares, Class D common shares or Class S common shares through certain selling agents, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that selling agents limit such charges to a maximum of 2.0% of NAV for Class I common shares, 2.0% of NAV for Class D common shares and 3.5% of NAV for Class S common shares. Class I common shares, Class D common shares and Class S common shares listed as With Upfront Placement Fees and Brokerage Commissions reflect the returns after the maximum upfront placement fees and brokerage commissions. Class I common shares, Class D common shares and Class S common shares listed as Without Upfront Placement Fees and Brokerage Commissions exclude upfront placement fees and brokerage commissions. Annualized inception-to-date total return through May 31, 2026 is 9.63% for Class I common shares with Upfront Placement Fees and Brokerage Commissions, 9.48% for Class D common shares, 8.71% for Class D common shares with Upfront Placement Fees and Brokerage Commissions, 8.83% for Class S common shares and 7.47% for Class S common shares with Upfront Placement Fees and Brokerage Commissions. Total return is calculated as the change in monthly NAV per share during the period plus distributions per share (assuming any distributions, net of distribution and/or shareholder servicing fees, are reinvested in accordance with the Fund’s distribution reinvestment plan) divided by the beginning NAV per share, which is calculated after the deduction of ongoing expenses that are borne by investors, such as management fees, incentive fees, distribution and/or shareholder fees, interest expense, offering costs, professional fees, trustee fees and other general and administrative expenses. Total return is presented prior to the impact of any upfront placement fees or brokerage commissions. Inception-to-date figures use the initial offering price of $25.00 per share as the beginning NAV. There can be no assurance that ASIF will achieve its investment objective or avoid substantial losses. The information presented is for a limited amount of time and is not representative of the long-term performance of the Fund. Total return and annualized distribution rates for the Fund’s other classes of common shares are lower than those presented with respect to Class I common shares, due to differing distribution and/or shareholder servicing fees. Expense Ratios: Class I common shares: Gross: 8.02% / Net: 8.02%, Class D common shares: Gross: 8.28% / Net: 8.28%, Class S common shares: Gross: 8.87% / Net: 8.87%, annualized as of March 31, 2026 (the latest available data). The net expense ratio reflects an Expense Support and Conditional Reimbursement Agreement between the Fund and its investment adviser.

Pursuant to this agreement the Fund’s investment adviser may pay certain of the Fund’s expenses on the Fund’s behalf. Such payments are subject to recoupment or waiver at the option of the Fund’s investment adviser for a three-year period. This agreement may be terminated by either party at any time.

U.S. leveraged loans are represented by the Morningstar LSTA US Leveraged Loan Index for the period from December 5, 2022 to May 31, 2026. This index is designed to reflect the U.S. loan market’s weighted performance of institutional leveraged loans based upon real-time market weightings, spreads and interest payments.

10
As of April 30, 2026, measured by comparing the ITD return of the Class I common shares reported in SEC filings made by the ten largest non-traded BDC peers as identified by assets under management data reported by Robert A. Stanger & Company, Inc.

11
May 2026 1-month return is 0.96% for Class D common shares and 0.91% for Class S common shares.

12
May 2026 trailing 3-month return is 2.88% for Class D common shares and 2.72% for Class S common shares.

13
The annualized distribution rate is 8.67% for Class S common shares and 9.27% for Class D common shares.

14
EBITDA is a non-GAAP financial measure. For a particular portfolio company, EBITDA is typically defined as net income before net interest expense, income tax expense, depreciation and amortization. EBITDA amounts are estimated from the most recent portfolio company financial statements, have not been independently verified by the investment adviser or the Fund, and may reflect a normalized or adjusted amount. Excluded from the data above is information in respect of the following: (i) portfolio companies that do not report EBITDA and (ii) portfolio companies with negative or de minimis EBITDA. Accordingly, neither the investment adviser nor the Fund makes any representation or warranty in respect of this information.

15
Interest coverage represents portfolio companies’ LTM EBITDA as a multiple of implied annualized cash interest based on the borrowing levels and market rates at quarter-end. The portfolio weighted average interest coverage ratio is weighted based on the fair value of the portfolio company investments. Portfolio company credit statistics are derived from the most recently available portfolio company financial statements and have not been independently verified by ASIF and may reflect a normalized or adjusted amount. Accordingly, neither the investment adviser nor ASIF makes any representation or warranty in respect of this information.

16
The net leverage multiple represents ASIF’s last dollar of invested debt capital (net of cash) as a multiple of EBITDA. The portfolio weighted average net leverage multiple is weighted based on the fair value of the portfolio company investments. Portfolio company credit statistics for ASIF are derived from the most recently available portfolio company financial statements and have not been independently verified by ASIF and may reflect a normalized or adjusted amount. Accordingly, neither the investment adviser nor ASIF makes any representation or warranty in respect of this information.

17
As of March 31, 2026. Weighted average LTV includes all private debt investments for which fair value is determined in good faith by the investment adviser, subject to oversight by the Fund’s board of trustees and excludes quoted assets. Weighted average LTV is calculated as the net ratio of LTV for each portfolio company, weighted based on the fair value of total applicable ASIF private debt investments. LTV is calculated as the current total net debt through each respective loan tranche held by ASIF divided by the estimated value of the portfolio company as of the most recent quarter end. Fair value is determined in good faith by the investment adviser, subject to oversight by ASIF’s board of trustees, based on among other things, the input of ASIF’s independent third-party valuation firms that have been engaged to support the valuation of such portfolio investments at least monthly, beginning as of the third quarter after origination (with certain de minimis exceptions) and under a valuation policy and a consistently applied valuation process.

18
As of March 31, 2026 at amortized cost. Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or where there is reasonable doubt that principal or interest will be collected in full.

As of May 31, 2026. Average position size is determined by the average of the amortized cost divided by total portfolio at amortized cost for each portfolio company. Diversification does not assure profit or protect against market loss.

Diversification does not assure profit or protect against market loss.

Average annualized realized loss rate is defined as total gains/(losses) on assets with a payment default as a % of total invested capital since inception, divided by number of years since inception, for Ares U.S. Direct Lending Senior investments. An investment that has experienced a payment default is placed on non-accrual unless a waiver or amendment related to such default has been granted. The average annualized realized loss rate of 0.005% includes all senior secured debt investments of the U.S. Direct Lending Team from October 8, 2004 through December 31, 2025 (excluding venture investments, oil & gas investments, private asset backed securities, investments warehoused or held for seasoning and syndication purposes (including investments held for less than 30 days and other investments determined to be temporarily held by Ares in conjunction with syndication processes)).

Forward-Looking Statement Disclosure
This document may contain words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “estimates,” “will,” “should,” “could,” “would,” “likely,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should not place undue reliance on these forward-looking statements, which are based on information available to the Fund as of the date of this document. Except as required by the federal securities laws, the Fund undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this document are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Fund’s actual results and condition could differ materially from those implied or expressed in the forward-looking statements or from the Fund’s historical performance for any reason, including the factors set forth in “Summary of Risk Factors” and the other information included in this content and in the Fund’s prospectus, as amended or supplemented from time to time, including the documents incorporated by reference therein.
Additional Important Disclosures
Past performance is not a guarantee of future results.An investment in the Fund involves a high degree of risk and therefore should only be undertaken by qualified investors whose financial resources are sufficient to enable them to assume these risks and to bear the loss of all or part of their investment. The Fund and Ares do not guarantee any level of return or risk on investments and there can be no assurance that the Fund’s investment objective will be achieved. This document shall not constitute an offer to sell or a solicitation of an offer to buy any security, the offer and/or sale of which can only be made by definitive offering documentation.
Third-Party Information
This letter may contain information obtained from third parties. Reproduction and distribution of third-party content in any form is prohibited except with the prior written permission of the related third party. Third party content providers do not guarantee the accuracy, completeness, timeliness or availability of any information and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such content. THIRD PARTY CONTENT PROVIDERS GIVE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THIRD PARTY CONTENT PROVIDERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, LEGAL FEES, OR LOSSES (INCLUDING LOST INCOME OR PROFITS AND OPPORTUNITY COSTS OR LOSSES CAUSED BY NEGLIGENCE) IN CONNECTION WITH ANY USE OF THEIR CONTENT.
Additional Important Information
Indices are provided for illustrative purposes only and are not indicative of any investment. They have not been selected to represent appropriate indices or targets for the Fund. Rather, the index shown is provided solely to illustrate the performance of well-known and widely recognized indices. Any comparisons herein of the investment performance of the Fund to an index are qualified as follows: (i) the volatility of such index will likely be materially different from that of the Fund; (ii) such index will, in many cases, employ different investment guidelines and criteria than the Fund and, therefore, holdings in the Fund will differ significantly from holdings of the securities that comprise such index and the Fund may invest in different asset classes altogether from the illustrative index, which may materially impact the performance of the Fund relative to the index; and (iii) the performance of such index is disclosed solely to allow for comparison on the Fund’s performance to that of a well-known index. Comparisons to indices have limitations because indices have risk profiles, volatility, asset composition and other material characteristics that will differ from the fund. The indices do not reflect the deduction of fees or expenses. You cannot invest directly in an index. No representation is being made as to the risk profile of any benchmark or index relative to the risk profile of the Fund presented herein. There can be no assurance that the future performance of any specific investment, or product will be profitable, equal any corresponding indicated historical performance, or be suitable for a portfolio.